Exhibit 10.12

January 3, 2011

Matt Micheli

1216 Hereford Ranch Road

Cheyenne, WY 82007

Matt,

I am very pleased to offer you the position of Corporate Counsel for Luca Technologies Inc. (the “Company”) at the rate of $17,500.00 a month. Your employment will begin January 10th, 2011 and be located at the Company’s offices in Golden, Colorado. Additionally, you will be eligible for the employee benefit programs generally available to employees of the Company, including twenty-six (26) days of Personal Time Off (“PTO”) in accordance with the Company’s PTO policy. In addition, subject to approval by the Company’s Board of Directors, the Company will grant you an option to purchase 75,000 shares of the Company’s Common Stock, vesting over four years (18,750 shares vesting after the first year and then monthly vesting thereafter), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

Additionally, the Company will either (a) provide you with a housing allowance of $1,000 per month or (b) reimburse your actual hotel costs for the month associated with overnight accommodations approved by the Company, whichever you prefer, for the period of time (not to exceed six months) prior to your permanent relocation, and the Company will reimburse you for up to $10,000 in relocation expenses for your move from Cheyenne to the Denver area.

Finally, the Company agrees to pay you 90 days of severance for an “Involuntary Termination”, as that term is defined in the Company’s Third Amended and Restated 2007 Equity Incentive Plan (unless another severance arrangement is agreed to by you and the Company subsequent to your employment date) after you have signed (and not revoked) the Company’s standard Severance Agreement and General Release and Waiver of Claims.

Please be advised that nothing in this offer letter, or any other policy, practice, procedure or benefit constitutes an express or implied contract, guarantee, promise, or covenant of employment. The employment relationship at the Company is at-will, meaning you and the Company may terminate this relationship at any time without notice, cause, or disciplinary procedures. This offer of employment is conditioned upon your successful completion of a drug screen, Background check, verification of your eligibility to work in the United States and your signing the “Employee Proprietary Information and Inventions Agreement” and the “Acknowledgement of Receipt” relating to the Company’s Employee Policy Guide.

By your signature below, you acknowledge that this offer letter, the “Employee Proprietary Information and Inventions Agreement” and the “Acknowledgement of Receipt” constitute the full understanding between you and the Company regarding your terms and conditions of employment, and that you agree to devote your full-time business activities to the Company. There are no promises, terms, conditions, or obligations other than those contained herein, and this offer letter supersedes and replaces all previous communication, representations, verbal or written, between the parties. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees, as well as reporting relationships, job titles and responsibilities, and other Company policies.

Please review this letter and, if it is acceptable, sign and return it to me indicating that you agree to the terms of this offer. We look forward to hearing from you.

If I may be of assistance to you, please contact me directly at (303) 597-8218.

Sincerely,

/s/ Christie Haas	/s/ Brian J. Cree
Christie Haas	Brian J. Cree
Vice President	COO and CFO

cc:    File

Accepted: /s/ Matt Micheli Date: January 5, 2011
Matt Micheli